Exhibit 10.15
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF SARAH LONGORIA

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF SARAH LONGORIA (the “Amendment”) is effective as of the 10th day of December 2021 (the “Effective Date”), by and between SARAH LONGORIA (the “Executive”) and EXICURE, INC. (the “Company”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

Recitals

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement effective March 5, 2021 (the “Executive Agreement”); and

WHEREAS, the Company and the Executive desire to employ the Executive as its Chief Human Resources Officer and Chief Compliance Officer and the Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and

WHEREAS, the Company and the Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Agreement
1.Amendment to Section 2. Section 2 of the Executive Agreement is hereby and replaced in its entirety as follows:

2.Position and Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as Chief Human Resources Officer and Chief Compliance Officer of the Company and shall have the duties, responsibilities and authority of an executive serving in such position, reporting and subject to the direction of the Chief Executive Officer of the Company or other duly authorized executive. Executive shall devote Executive’s full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not become a director of any for-profit entity without first receiving the written approval of the Nominating and Corporate Governance Committee of the Board of Directors.

2.Amendment to Section 3.

a.Section 3(a) is hereby replaced in its entirety as follows:

(a) Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive shall receive a base salary at the rate of three hundred thousand ($300,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed by the Board for possible adjustment annually. The Base Salary shall be reviewed for adjustments by the Compensation Committee of the Board (the “Compensation Committee”), and the Compensation Committee may, but is not required to, amend the Base Salary. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

b.Section 3(b) is hereby amended as follows: “25%” is replaced with “40%.”

c.Section 3(e) is hereby added as a new paragraph immediately following subsection 3(d), as follows:

(e) Retention Award. Subject to Executive’s continued employment in good standing from the Effective Date through May 31, 2022 (the “Retention Period”), the Company will pay Executive a one-time retention award of $99,750 (the “Retention Award”), subject to applicable tax withholdings. Fifty percent (50%) of the Retention Award will be paid on February 15, 2022 (the “February 2022 Portion”), and fifty percent (50%) of the Retention Award will be paid to Executive within ten (10) days after the completion of the Retention Period. Both such portions of the Retention Award shall become earned upon the completion of the Retention Period. If Executive’s employment terminates for Cause or if Executive voluntarily resigns, in either case prior to completion of the Retention Period, but after receipt of the February 2022 Portion, Executive will be required to repay the February 2022 Portion. Executive acknowledges and agrees that any such repayment of the unearned Retention Award shall be made by Executive no later than thirty (30) days after Executive’s employment ends.

It is intended that the Retention Award satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested.

3.Amendment to Section 4.

a.Section 4(c)(i) of the Executive Agreement is hereby and replaced in its entirety as follows:
The Company shall pay Executive continuation of Executive’s annual Base Salary, as in effective immediately prior to Executive’s termination of employment hereunder, payable during the 15-month period following Executive’s termination of employment in the form of salary continuation in accordance with the Company’s normal payroll practices;

b.Section 4(c)(iii) of the Executive Agreement is hereby and replaced in its entirety as follows:

If the Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the employer portion of applicable COBRA premium payments for the Executive’s and, as applicable, Executive’s dependents’, continued health coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (1) fifteen (15) months following the Executive’s termination of employment, or (2) the date upon which the Executive obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). The Executive shall promptly inform the Company in writing when Executive obtains or becomes eligible for any such other health care coverage. The Executive shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter.

c.Section 4(g) of the Executive Agreement is hereby added as a new paragraph immediately following subsection 4(f), as follows:
(g)Termination without Cause or for Good Reason. If Executive's employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, then in addition to the payments and benefits described in Section 4(b) and subject to Executive’s execution and non-revocation of the release contemplated in Section 4(e) of this Agreement and Executive's continuing compliance with the Confidentiality and Work Product Assignment Agreement (as defined below):
(i)the Company shall pay Executive continuation of six (6) months of Executive’s annual Base Salary, as in effective immediately prior to Executive’s termination of employment hereunder, payable during the 6-month period following Executive’s termination of employment in the form of salary continuation in accordance with the Company’s normal payroll practices;
(ii)the Company shall pay Executive an annual cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination; and
(iii)if the Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to COBRA, the Company shall pay the employer portion of applicable COBRA premium payments for the Executive's and, as applicable, Executive’s dependents’, continued health coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (1) twelve (12) months following the Executive's termination of employment, or (2) the date upon which the Executive obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). The Executive shall promptly inform the Company in writing when Executive obtains or becomes eligible for any such other health care coverage. The Executive shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter.
4.The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 4(c) of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement.

5.The Executive will continue to abide by Company rules and policies. Executive reaffirms, acknowledges and agrees to continue to comply with the Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement, which Executive signed on March 9, 2021 (the “Confidentiality and Work Product Assignment Agreement”) and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

6.The Executive confirms that she has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.

7.Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. The Executive Agreement, and its exhibits, along with this Amendment, set forth the entire understanding between the Parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature page follows]

The Parties have executed this FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF SARAH LONGORIA on the day and year first written above.

Exicure, Inc.

/s/ Matthias Schroff
Matthias Schroff
Chief Executive Officer

Executive

/s/ Sarah Longoria

Sarah Longoria